Exhibit 10.1

EXECUTION VERSION

BARCLAYS 745 Seventh Avenue New York, New York 10019	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036

August 15, 2014
Sensata Technologies B.V.
529 Pleasant St.
Attleboro, MA 02703
Attention: Paul Vasington
Project Salient
Commitment Letter
Ladies and Gentlemen:
Sensata Technologies B.V., a besloten vennootschap organized under the laws of the Netherlands (the “BV Borrower” or “you”) and Sensata Technologies Finance Company, LLC, a Delaware limited liability company (the “US Borrower” and together with the BV Borrower, the “Borrowers”), each wholly owned subsidiaries of Sensata Technologies Intermediate Holdings B.V., a besloten vennootschap organized under the laws of the Netherlands (the “Parent”), has advised Barclays Bank PLC (“Barclays”) and Morgan Stanley Senior Funding, Inc. (acting through such of its affiliates as it deems appropriate, “MSSF” and together with Barclays, the “Agents”, “we” or “us”) that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheets referred to below).
1.    Commitments.
In connection with the foregoing, each of Barclays and MSSF (each, an “Initial Lender” and together the “Initial Lenders”) is pleased to advise you of its several but not joint commitment to provide (a) 55% and 45%, respectively, of the entire principal amount of the Term Loan Facility, upon the terms set forth or referred to in this commitment letter (together with the exhibits attached hereto, this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Loan Facility Term Sheet”) and (b) 55% and 45%, respectively, of the entire principal amount of the Senior Bridge Facility, upon the terms set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Senior Bridge Facility Term Sheet”

and, together with the Term Loan Facility Term Sheet and Exhibit D attached hereto, the “Term Sheets”), in each case subject to the conditions set forth in Section 5 and Exhibit D hereto.
2.    Titles and Roles.
You hereby appoint (i) Barclays and MSSF to act, and each of Barclays and MSSF hereby agrees to act, as joint bookrunners and lead arrangers for the Facilities (in such capacity, each a “Lead Arranger” and together the “Lead Arrangers”) on an exclusive basis in connection with the proposed arrangement and subsequent syndication of the Facilities, (ii) Barclays to act, and Barclays hereby agrees to act, as sole administrative agent for the Senior Bridge Facility and (iii) Barclays to act, and Barclays hereby agrees to act, as sole administrative agent and collateral agent for the Term Loan Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.
At any time on or prior to the 10th business day following the date of this Commitment Letter, you may (in consultation with the Lead Arrangers) appoint up to three additional joint lead arrangers and joint bookrunners and appoint additional agents or co-agents or confer other titles in a manner and with economics determined by you and reasonably acceptable to the Lead Arrangers for each of the Facilities (the “Additional Agents”); provided that the aggregate economics payable to such Additional Agents for each of the Facilities shall not exceed 15% of the total economics which would otherwise be payable to the Agents pursuant to the Fee Letter (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such) (it being understood that (i) each such Additional Agent’s aggregate commitment shall be allocated pro rata among the Facilities, (ii) the commitments of each Initial Lender hereunder will be reduced by the amount of the commitments of each such Additional Agent (or its relevant affiliate) under the applicable Facility on a pro rata basis upon the execution of customary joinder documentation satisfactory to each Lead Arranger, (iii) the commitments assumed by such Additional Agent for each of the Facilities will be in proportion to the economics allocated to such Additional Agent, (iv) no Additional Agents (nor any affiliate thereof) shall receive greater economics in respect of any Facility than that received by Barclays and MSSF and (v) Barclays will have “left side” designation and shall appear on the top left of the cover page of any marketing materials for any of the Facilities).  The parties hereto agree that Barclays shall hold the leading roles and responsibilities conventionally associated with such “left” placement with respect to the Facilities and each Lead Arranger shall be entitled to receive league table credit for its role as “lead arranger” and “bookrunner” for the Facilities.
3.    Syndication.
We reserve the right, prior to and/or after the execution of definitive documentation for the Facilities (the “Credit Documentation”), to syndicate all or a portion of our commitments with respect to the Facilities to a group of banks, financial institutions and other lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld, delayed or conditioned) pursuant to a syndication to be managed exclusively by the Lead Arrangers; provided that we will not syndicate (i) the Facilities to those persons identified by you in writing to us prior to the date hereof (such persons, collectively, the “Disqualified Institutions”) or (ii) the Term Loan Facility to persons who are not eligible to be Term Lenders (as defined under the

Existing Credit Agreement) under the Existing Credit Agreement. Subject to the foregoing rights, the Lead Arranger will manage all aspects of the syndication of the Facilities in consultation with you, including, without limitation, timing, potential syndicate members to be approached, titles and allocations and division of fees.
We intend to commence our syndication efforts with respect to the Facilities promptly upon your execution and delivery to us of this Commitment Letter, and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date, you agree to use commercially reasonable efforts to assist us in completing a syndication that is reasonably satisfactory to us. Such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication and marketing efforts benefit from your and, to the extent practical and appropriate, the Target’s existing lending and investment banking relationships, (ii) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and, subject always to the extent expressly provided in the Acquisition Agreement, your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target), on the one hand, and the proposed Lenders and rating agencies identified by the Lead Arrangers, on the other hand, at times and places mutually agreed, (iii) assistance by you (and your using commercially reasonable efforts to cause the assistance by the Target) in the prompt preparation of a customary Confidential Information Memorandum for each of the Facilities and other customary marketing materials and information reasonably deemed necessary by the Lead Arrangers to complete a successful syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants, including, without limitation, estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Parent, the Target and Parent’s and its respective subsidiaries (collectively, the “Projections”), (iv) the hosting, with the Lead Arrangers, of a reasonable number of meetings with prospective Lenders at reasonable times and locations to be mutually agreed, and (v) your using commercially reasonable efforts to obtain (or maintain, to the extent already in effect as of the date hereof), prior to the launch of the syndication of the Facilities and the marketing of the Senior Notes, public ratings (but no specific ratings) for each of the Facilities and the Senior Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating (but no specific rating) of the BV Borrower from S&P and a public corporate family rating (but no specific rating) of the BV Borrower from Moody’s. For the avoidance of doubt, you will not be required to provide any information to the extent that provisions thereof would violate any attorney client privilege, law, rule or regulation or any obligation of confidentiality on you, the Target or any of your or its affiliates; provided that you shall use commercially reasonable efforts to obtain consents to use your and your affiliates’ information or communicate such applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter and without limiting your obligations to assist with syndication efforts as set forth herein, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facilities shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date. For the avoidance of doubt, the only financial statements and other financial information that shall be required to be provided to the Lead Arrangers in connection with the syndication of the Facilities shall be the financial statements and other financial information to be delivered pursuant to paragraphs 4 and 5 of Exhibit D.
You hereby acknowledge that (i) the Agents will make available Information (as defined below) and Projections, and the documentation relating to the Facilities referred to in the paragraph below, to the proposed syndicate of Lenders by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems and (ii) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, the Target and their respective subsidiaries or securities) (“Public Lenders”). You agree, at the request of the Lead Arrangers, to assist in the prompt preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (a) publicly available, (b) not material with respect to the Parent or its subsidiaries or any of their respective securities for purposes of United States Federal securities laws or (c) information that Target or its subsidiaries would publicly disclose if they were a public reporting company (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).
It is understood that in connection with your assistance described above, customary authorization letters signed by you will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any Private Lender Information and such Confidential Information Memorandum will exculpate us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof and exculpate you and the Acquired Business with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. You agree that such Confidential Information Memorandum or related offering and marketing materials to be disseminated by the Lead Arrangers to any prospective Lender in connection with the Facilities will be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information.
You acknowledge that the following documents may be distributed to Public Lenders, unless you notify the Lead Arrangers in writing (including by email) within a reasonable period of time prior to the intended distribution that any such document contains Private Lender Information (provided that such materials have been provided to you for review a reasonable period of time prior thereto): (x) drafts and final versions of the Credit Documentation; (y) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocation, if any, customary marketing term sheets and funding and closing memoranda); and (z) notification of changes in the terms and conditions of the Facilities.
You hereby agree that, prior to the later of (x) the Closing Date and (y) the earlier of (A) Successful Syndication and (B) the 60th day following the Closing Date, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or the Borrowers, and you will use commercially reasonable efforts, to ensure that there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target or its subsidiaries, being offered, placed or arranged (other than the Facilities, the Senior Notes, any increase in the revolving commitments under the Existing Credit Agreement or any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Acquisition Agreement), without the consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed), if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities or the offering of the Senior Notes.
4.    Information.
You represent and warrant (with respect to Information relating to the Acquired Business, to the best of your knowledge) that (a) all written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, other forward looking information and information of a general economic or industry specific nature) (such information being referred to herein collectively as the “Information”), when taken as a whole, as of the time it was (or, in the case of Information furnished after the date hereof, hereafter is) furnished, does not (or will not) contain any untrue statement of a material fact or omit as of such time to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in light of the circumstances under which they were (or hereafter are) made, and (b) the Projections and other forward looking information that have been or will be made available to the Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections or other forward looking information are made available to the Agents, it being recognized by the Agents that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the earlier of (x) 60 days after the Closing Date and (y) the Successful Syndication of the Facilities (or, to the extent a Successful Syndication is attained prior to the Closing Date, the Closing Date), you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge as to Information and Projections and any forward looking information relating to the Acquired Business) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly advise the Agents and supplement (or use commercially reasonable efforts to supplement, in the case of Information relating to the Acquired Business) the Information and the Projections so that such representations will be (to the best of your knowledge as to Information and Projections and any forward looking information relating to the Acquired Business) correct in all material respects under those circumstances. The accuracy of the foregoing representations shall not be a condition to our obligations hereunder or the funding of the Facilities on the Closing Date. You understand that, in arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.
5.    Conditions Precedent.
Each Initial Lender’s commitment (and, if applicable, the Additional Agents’ commitments) hereunder, and the agreement of each Agent to perform the services described herein, are subject solely to the satisfaction of the following conditions: (a) since the date of the Acquisition Agreement, no Target Material Adverse Effect (as defined below) shall have occurred and be continuing and (b) the conditions set forth in Exhibit D attached hereto (clauses (a) and (b), collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Facilities shall occur).
For purposes hereof, “Target Material Adverse Effect” means (with capitalized terms other than “Target Material Adverse Effect” used in this definition having the meanings assigned thereto in the Acquisition Agreement unless otherwise specified in this definition) any event, state of facts, change or effect that has had, or would reasonably be expected to have, a material and adverse effect upon (i) the business, assets, liabilities, results of operations or financial condition of the Company Entities (as defined in the Acquisition Agreement), taken as a whole, or (ii) the ability of Seller (as defined in the Acquisition Agreement) to enter into the Acquisition Agreement or to consummate the transactions contemplated thereby; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Target Material Adverse Effect”: (a) any change in applicable Laws (as defined in the Acquisition Agreement) or any interpretation thereof by Governmental Authorities (as defined in the Acquisition Agreement); (b) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity); (c) financial and capital markets conditions, including interest rates and currency exchange rates, and any changes therein; (d) any change generally affecting the industries in which the Company Entities (as defined in the Acquisition Agreement) operate; (e) any act of God or natural disaster; (f) any acts of terrorism or change in geopolitical conditions; (g) any failure of any Company Entity (as defined in the Acquisition Agreement) to meet any projections or forecasts (provided, that clause (g) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Target Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Target Material Adverse Effect)); (h) any matter to which BV Borrower hereafter consents in writing; or (i) the compliance with the terms of the Acquisition Agreement or the taking of any action or the omission of any action, in each case, to the extent such action or omission is required or contemplated by the Acquisition Agreement; provided, further, that in the case of the foregoing clauses (a), (b), (c), (d), (e) and (f), such matters shall be taken into account to the extent that any such matters disproportionately impact the Company Entities (as defined in the Acquisition

Agreement) (taken as a whole) relative to other businesses in the industries in which the Company Entities (as defined in the Acquisition Agreement) operate.
Notwithstanding anything set forth in this Commitment Letter, the Term Sheets, the Fee Letter or the Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary(except as required under paragraph 7 in Exhibit D hereof), (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (x) such of the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent you have the right to terminate your obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement (subject to cure rights thereunder) as a result of a breach of such representations (the “Acquisition Agreement Target Representations”) and (y) the Specified Representations (as defined below) made by the Borrowers and Guarantors in the Credit Documentation and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Section 5 and Exhibit D attached hereto are satisfied (it being understood that (I) to the extent any Collateral (as defined in the Existing Credit Agreement) of the Acquired Business may not be perfected by (A) the filing of a UCC financing statement or (B) taking delivery and possession of stock certificates of the Acquired Business to the extent required to be pledged pursuant to the Existing Credit Agreement but only to the extent such stock certificates are received from the Target on or prior to the Closing Date, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so and without undue burden and expense, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Term Loan Facility on the Closing Date but, instead, may be accomplished within the time periods set forth in the Existing Credit Agreement, (II) to the extent any guaranty by a subsidiary of the Target may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so and without undue burden and expense, then such guaranty shall not constitute a condition precedent to the availability of the Term Loan Facility on the Closing Date but, instead, may be accomplished within the time periods set forth in the Existing Credit Agreement and (III) nothing in preceding clause (ii) shall be construed to limit the applicability of the individual conditions expressly set forth in this Section 5 or in Exhibit D attached hereto). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrowers and Guarantors set forth (or referred to) in the Term Sheets relating to legal existence, corporate power and authority relating to the entering into and performance of the Credit Documentation, the due authorization, execution, delivery, validity and enforceability of the Credit Documentation, no conflicts with or violations of the Borrowers’ or Guarantors’ organizational documents, margin regulations, the Investment Company Act of 1940, as amended, solvency of Parent and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Transaction), USA PATRIOT Act, use of proceeds not in violation of OFAC/Sanctions, etc. and Foreign Corrupt Practices Act and, subject to subclause (I) of the last parenthetical appearing in the preceding sentence (and subject to permitted liens), the creation, validity and perfection of the security interests granted in the proposed Collateral of the Acquired Business. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.

6.    Fees.
As consideration for each Initial Lender’s commitment (and, if applicable, the Additional Agents’ commitments) hereunder, and the agreement of each Agent to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).
7.    Expenses; Indemnification.
You hereby agree to reimburse the Agents upon the initial funding of the facilities for all reasonable and documented out-of-pocket fees and expenses (in the case of legal fees limited to the reasonable fees and expenses of (x) the primary counsel acting for the Lead Arrangers, which shall be Cahill Gordon & Reindel LLP and (y) one special and local counsel for each relevant jurisdiction as may be necessary or advisable in the sole judgment of the Lead Arrangers) of the Agents and their affiliates arising in connection with the Facilities and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation (including in connection with our due diligence and syndication efforts); provided that you shall not be required to reimburse such parties in the event the Closing Date does not occur.
You further agree to indemnify and hold harmless each Agent, each Additional Agent and each other agent or co-agent (if any) designated by the Lead Arrangers with respect to the Facilities (together with any Additional Agent, each, a “Co-Agent”), each Initial Lender, each Lender which is a Co-Agent or an affiliate thereof (each, a “Co-Agent Lender”) and all of their respective affiliates and each director, officer, employee, representative, advisors, attorneys, controlling persons, and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co-Agent, any Initial Lender, any Co-Agent Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or the Fee Letter and any related transactions contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities and, upon demand, to pay and reimburse each Agent, each Co-Agent, each Initial Lender, each Co-Agent Lender and each other Indemnified Person for any reasonable legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest in any jurisdiction, one additional local counsel to all affected indemnified persons, taken as a whole, in such relevant jurisdiction or other reasonable and documented out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent, any Initial Lender, any Co-Agent Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) a material breach by the relevant Indemnified Person (or any Related Indemnified Person of such Indemnified Person) (as determined by a court of competent jurisdiction in a final and non-appealable judgment) of the express contractual obligations of such Indemnified Person under this Commitment Letter pursuant to a claim made by you or (z) any disputes among the Indemnified Persons (other than disputes involving claims against any Lead Arranger or agent in their capacities as such) and not arising from any act or omission by the Parent or any of its affiliates.
For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (a) any controlling person or controlled affiliate of such Indemnified Person, (b) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (c) the respective agents or representatives of such Indemnified Person, in the case of this clause (c), acting on behalf of or at the instructions of such Indemnified Person; provided that each reference to a controlled affiliate in this sentence pertains to a controlled affiliate involved in the negotiation or syndication of this Commitment Letter and the Facilities.
No Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, Syndtrak Online or email) or (ii) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Fee Letter or the Transaction even if advised of the possibility thereof other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.
You agree that, without such relevant Indemnified Person’s prior written consent (such consent not to be unreasonably withheld or delayed), neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not any Agent or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.
In addition, you agree to indemnify the Indemnified Persons against any loss incurred by any Indemnified Person as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the

Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such Indemnified Person is able to purchase United States dollars with the amount of the Judgment Currency actually received by such Indemnified Person. The foregoing indemnity shall constitute a separate and independent obligation of BV Borrower and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.
The indemnification and contribution provisions contained in this Commitment Letter are in addition to any liability which you may otherwise have to an Indemnified Person. Solely for purposes of enforcing the provisions of this Section 7, you hereby consent to personal jurisdiction, service of process and venue in any court in which any claim or proceeding that is subject to this Section 7 is brought against any Agent.
8.    Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.
You acknowledge that Barclays, MSSF and their respective affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of BV Borrower and other companies that may be the subject of the Transactions and may act with respect to any such entities in such other capacities to which it is appointed. Barclays, MSSF and their respective affiliates will have economic interests that are different from or conflict with those of BV Borrower regarding the transactions contemplated hereby, and you acknowledge and agree that none of Barclays and MSSF has any obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against Barclays or MSSF for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Barclays or MSSF will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder.
Please note that Barclays, MSSF and their respective affiliates do not provide tax, accounting or legal advice.

9.    Confidentiality.
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your officers, directors, affiliates, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (c) if the Agents consent in writing to such proposed disclosure (such consent not to be unreasonably withheld); provided that (i) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) to the Acquired Business, its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis (provided that you also may disclose the Fee Letter (including the “Market Flex” thereof) subject to redactions reasonably satisfactory to the Agents) to such persons), (ii) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) in any prospectus or other offering memorandum relating to the Senior Notes or in any filing with the SEC in connection with the Transaction, (iii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the Borrowers and the Facilities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transaction to the extent customary or required in offering and marketing materials for the Facilities and/or the Senior Notes or in any public release or filing relating to the Transaction and (v) in consultation with the Lead Arrangers, you may disclose the Fee Letter and the contents thereof to any prospective Additional Agent and to such Additional Agent’s respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis.
The Agents and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over the Agents or any of their respective affiliates, their business or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their affiliates, (d) to the extent that such information is received by the Agents from a third party that is not to their knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ respective affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers, the Parent, the Acquired Business or any of their respective affiliates or any of their respective obligations (other than Disqualified Institutions), in each case who agree that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), including in any confidential information memorandum or other marketing materials, in accordance with our standard syndication processes or customary market standards for dissemination of such type of information, (h) for purposes of establishing a “due diligence” defense or (i) to enforce their respective rights hereunder or under the Fee Letter. The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery of the Credit Documentation and initial funding thereunder or shall expire on the date occurring 18 months after the date hereof, whichever occurs earlier.
10.    Assignments; Etc.
This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. Each Agent may assign its commitment hereunder to one or more prospective Lenders; provided that, except with respect to assignments to Additional Agents as separately agreed, (a) neither any Initial Lender nor any Additional Agent shall be relieved or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities (including its commitments in respect thereof) until after the initial funding of the Facilities and (if applicable) the issuance of the Senior Notes on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of each Initial Lender’s commitment (or, if applicable, any Additional Agent’s commitment) in respect of the Facilities until the initial funding of the Facilities and (if applicable) the issuance of the Senior Notes on the Closing Date, and (c) unless you agree in writing, each Initial Lender and, if applicable, each Additional Agent shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the applicable Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Facilities on the Closing Date has occurred. Any and all obligations of, and services to be provided by an Agent hereunder (including, without limitation, the commitment of such Agent) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their respective affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Agents from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.
11.    Amendments; Governing Law; Etc.
This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. Notwithstanding anything to the contrary set forth herein, each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the Closing Date in the form of a “tombstone” or otherwise describing the names of the Borrowers, the Parent, the Acquired Business and their respective affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Target Material Adverse Effect and whether there shall have occurred a Target Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement, (c) the determination of whether the conditions precedent in item 2 of Exhibit D have been satisfied and (d) the determination of whether the representations made by the Acquired Business or any of its affiliates are accurate and whether as a result of any inaccuracy of any such representations (subject to cure rights thereunder) you have the right to terminate your obligations, or have the right not to consummate the Acquisition, under the Acquisition Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware.
12.    Jurisdiction.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court. BV Borrower hereby irrevocably and unconditionally appoints U.S. Borrower, with an office on the date hereof at 529 Pleasant St., Attleboro, MA 02703, and its successors hereunder as its agent to receive on behalf of BV Borrower and its property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York.
13.    Waiver of Jury Trial.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
14.    Surviving Provisions.
The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, the syndication of the Facilities and the payment of annual agency fees to any Agent, shall automatically terminate and be superseded by the definitive Credit Documentation relating to the Facilities upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter. You may terminate the Initial Lenders’ (and any Additional Agents’) commitments with respect to the Facilities hereunder at any time in their entirety (but not in part), subject to the provisions of the preceding sentence, by written notice to such Initial Lender and, if applicable, the Additional Agents.
15.    PATRIOT Act Notification.
Each Agent hereby notifies you that each Agent and each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) is required to obtain, verify and record information that identifies the Parent, the Borrowers and any other obligor under the Facilities and any related Credit Documentation and other information that will allow such Lender to identify the Parent, the Borrowers and any other obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender. You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.
16.    Termination and Acceptance.
Each Agent’s commitments with respect to the Facilities as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate

(without further action or notice and without further obligation to you) on the first to occur of (i) December 30, 2014 (ii) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement in accordance with its terms (other than with respect to terms that survive such termination), or (iii) the consummation of the Acquisition occurs (x) in the case of the Term Loan Facility, without the use of the Term Loan Facility or (y) in the case of the Senior Bridge Facility, without the use of the Senior Bridge Facility.
Each of the parties hereto agrees that (i) this Commitment Letter, if accepted by you as provided above, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities is subject to the Funding Conditions and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)).
If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on August 20, 2014. The commitments of the Initial Lenders and, if applicable, the Additional Agents hereunder, and the Agents’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.
[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,
BARCLAYS BANK PLC
By: /s/_Christina Park_______________
Name:    Christina Park
Title:    Managing Director

MORGAN STANLEY SENIOR FUNDING, INC.
By: /s/ Andrew Earls________________
Name:    Andrew Earls
Title:    Vice President

Signature Page to Project Salient Commitment Letter (2014)

Accepted and agreed to as of
the date first above written:
SENSATA TECHNOLOGIES, B.V.
By:     /s/ Martha Sullivan
Name:    Martha Sullivan
Title:    Authorized Signatory

Signature Page to Commitment Letter

EXHIBIT A
Project Salient
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter.
You intend to acquire all of the capital stock of a company identified to us and code-named “Salient” (“Target” and, together with its subsidiaries (if any), the “Acquired Business”) in accordance with the Acquisition Agreement (the “Acquisition”).
The sources of cash funds needed to effect the Acquisition, the Refinancing, and to pay all fees and expenses incurred in connection with the Transaction (as defined below) (the “Transaction Costs”) shall be provided through:

(i)	available cash on hand of the Parent and its subsidiaries and the Acquired Business;

(ii)	financing consisting of the following:
(A)    the issuance and sale by BV Borrower of up to $750 million in aggregate principal amount of unsecured senior notes (the “Senior Notes”) in a public offering or in a Rule 144A or other private placement;
(B)    if and to the extent that the Senior Notes are not issued in an aggregate principal amount of up to $250 million on or prior to the Closing Date, the incurrence by the Borrowers (as defined in Exhibit B) of loans in an aggregate principal amount equal to the remainder of $250 million less the aggregate principal amount of Senior Notes issued pursuant to the immediately preceding clause (A) under a new unsecured senior bridge facility as described in Exhibit C (the “Senior Bridge Facility”); and
(C)    a senior secured term loan facility to be made available to the Borrowers in an aggregate principal amount equal to (1) $750 million less (2) the aggregate principal amount of Senior Notes issued pursuant to the preceding clause (A) in excess of $250 million (the “Term Loan Facility” and, together with the Senior Bridge Facility, being collectively referred to as the “Facilities”).
All indebtedness for borrowed money under the that certain First Lien Credit Agreement, dated as of April 27, 2012, as amended, restated, and supplemented from time to time, by and among the Acquired Business, Barclays Bank PLC as the administrative agent and collateral agent, and the other financial institutions party thereto, shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released, and all letters of credit have been replaced or backstopped in accordance with the Acquisition Agreement (the “Refinancing”).

A-1

The date on which the Acquisition is consummated and the initial borrowings are made under any of the Facilities (to the extent utilized), and the Refinancing is consummated is referred to herein as the “Closing Date”. The transactions described in this Exhibit A, including the Acquisition and the arrangement, funding and subsequent syndication of the Facilities are collectively referred to herein as the “Transaction”.

A-2

EXHIBIT B
Project Salient
$750.0 million Term Loan Facility
Summary of Principal Terms and Conditions1

Borrowers:
Sensata Technologies B.V., a besloten vennootschap organized under the laws of the Netherlands and a direct wholly-owned subsidiary of the Parent (the “BV Borrower”), and Sensata Technologies Finance Company, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the BV Borrower (the “U.S. Co-Borrower”), on a joint and several basis (the “Borrowers”).

Governing Credit

Agreement:
The Term Loan Facility shall be an incremental facility under that certain Credit Agreement, dated as of May 12, 2011, among the Parent, the Borrowers, the lenders party thereto and the Term Loan Administrative Agent (as defined below) (as amended to the date hereof or (x) with the consent of the Term Lead Arrangers (not to be unreasonably withheld), as amended hereafter in connection with any increase in the revolving credit commitments thereunder and (y) with the consent of the Term Lead Arrangers, as amended hereafter in any other case, the “Existing Credit Agreement”).

Administrative Agent/

Collateral Agent:	Barclays Bank PLC (in such capacity, the “Term Loan Administrative Agent”).
Joint Lead Arrangers and

Bookrunners:
Barclays and MSSF will act as joint lead arrangers and joint bookrunners for the Term Loan Facility (as defined below), and will perform the duties customarily associated with such roles (the “Term Loan Lead Arrangers”).

Lenders:
A syndicate of banks, financial institutions and other lenders arranged by the Term Loan Lead Arrangers in accordance with the terms and conditions set forth in the Commitment Letter (the “Term Loan Facility Lenders”).

Amount/Facility:
A term loan facility in an aggregate principal amount up to (A) $750 million less (B) the aggregate principal amount of Senior Notes issued as described in Exhibit A in excess of $250 million (the “Term Loan Facility”).

_______________________

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto

Currency:	U.S. dollars.

Use of Proceeds:
The loans made pursuant to the Term Loan Facility (the “Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to finance, in part, the Acquisition, the Refinancing and to pay the Transaction Costs.

Maturity:	The final maturity date of the Term Loan Facility shall be seven years from the Closing Date (the “Term Loan Maturity Date”).

Amortization:
Until the Term Loan Maturity Date, annual amortization (payable in 4 equal quarterly installments) of the Term Loans shall be required in an amount equal to 1.0% of the initial aggregate principal amount of the Term Loans.

Availability:	Term Loans may only be incurred on the Closing Date. No amount of Term Loans once repaid may be reborrowed.

Guarantees:	Subject to the Funds Certain Provisions, same as the obligations under the Existing Credit Agreement.

Security:	Subject to the Funds Certain Provisions, same as the obligations under the Existing Credit Agreement generally.

Documentation:	Customary for incremental facilities as provided in the Existing Credit Agreement.

Voluntary Prepayment:	As provided under the Existing Credit Agreement.

Mandatory Prepayments:	As provided under the Existing Credit Agreement.

Call Protection:
The occurrence of any Repricing Event (as defined below) prior to the date occurring six months after the Closing Date will require payment of a fee (the “Prepayment Fee”) in an amount equal to 1.00% of the aggregate principal amount of the Term Loans subject to such Repricing Event.

As used herein, the term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of all or any portion of the Term Loans into, any new or replacement indebtedness bearing interest with an “effective yield” (which, for such purposes only, shall (x) be deemed to take account of interest rate benchmark floors, recurring fees and all other upfront or similar fees (subject to following clause (y)) or original issue discount (amortized over the shorter of (A) the weighted average life of such new or replacement indebtedness and (B) four years) and (y) exclude any structuring, commitment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of Term Loans) less than the “effective yield” applicable to the Term Loans subject to such event (as such comparative yields are determined by the Administrative Agent); provided that in no event shall any prepayment or repayment of Term Loans in connection with a Change of Control (as defined in the Existing Credit Agreement) constitute a Repricing Event and (ii) any amendment to the Existing Credit Agreement which reduces the “effective yield” applicable to the Term Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank provisions).

Interest Rates:
At the Borrowers’ option, Term Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (or, if greater at any time, the Base Rate Floor (as defined below)) in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR (adjusted for statutory reserve requirements) as determined by the Term Loan Administrative Agent for the respective interest period (or, if greater at any time, the LIBOR Floor (as defined below)), plus the Applicable Margin.

“Applicable Margin”     shall mean a percentage per annum equal to, (i) in the case of Base Rate Term Loans, 1.75% and (ii) in the case of LIBOR Term Loans, 2.75%; provided that the Applicable Margin shall be subject to a step-down to, (i) in the case of Base Rate Term Loans, 1.50% and (ii) in the case of LIBOR Term Loans, 2.50%, to the extent the Total Net Leverage ratio is less than or equal to 3.00 to 1.00.
“Base Rate” shall mean the highest of (x) the rate that the Term Loan Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month plus 1.00%.
“Base Rate Floor” shall mean 1.75% per annum.
“LIBOR Floor” shall mean 0.75% per annum.
Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Loans under the Term Loan Facility, 12 months or periods shorter than 1 month shall be available in the case of LIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:
Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans. Such interest shall be payable on demand.

Yield Protection:	As provided under the Existing Credit Agreement.

Agent/Lender Fees:	The Term Loan Administrative Agent, the Term Loan Lead Arrangers and the Lenders shall receive such fees as have been separately agreed upon.

Conditions Precedent:	Those conditions precedent in Section 5 of the Commitment Letter and on Exhibit D to the Commitment Letter, subject in each case to the Funds Certain Provisions.
Representations and

Warranties:	As provided under the Existing Credit Agreement.

Covenants:	As provided under the Existing Credit Agreement.

Financial Covenant:	None.

Unrestricted Subsidiaries:	As provided under the Existing Credit Agreement.

Events of Default:	As provided under the Existing Credit Agreement.
Assignments and

Participations:	As provided under the Existing Credit Agreement.

Waivers and Amendments:	As provided under the Existing Credit Agreement.

Defaulting Lenders:	As provided under the Existing Credit Agreement.

Indemnification; Expenses:	As provided under the Existing Credit Agreement.

Governing Law and
Forum; Submission to

Exclusive Jurisdiction:	As provided under the Existing Credit Agreement.
Counsel to Term Loan

Lead Arrangers:	Cahill Gordon & Reindel LLP.

EXHIBIT C
Project Salient
$250.0 million Senior Bridge Facility
Summary of Principal Terms and Conditions2

Borrowers:	The Borrowers, on a joint and several basis.

Agent:
Barclays, acting through one or more of its branches or affiliates, will act as sole administrative agent (in such capacity, the “Bridge Facility Administrative Agent”) and Barclays will act as syndication agent for a syndicate of banks, financial institutions and other lenders, excluding any Disqualified Institutions (the “Bridge Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and

Bookrunners:
Barclays and MSSF will act as joint lead arrangers and joint bookrunners for the Senior Bridge Facility (the “Lead Bridge Arrangers”), and will perform the duties customarily associated with such roles.

Senior Bridge Facility:
Senior unsecured bridge loans in an aggregate principal amount of up to $250.0 million (less the aggregate gross cash proceeds from any Senior Notes issued on or prior to the Closing Date) (the “Senior Bridge Loans”).

Purpose:	The proceeds of the Senior Bridge Loans will be used on the Closing Date solely to finance, in part, the Acquisition, the Refinancing and to pay the Transaction Costs.

Availability:	The Bridge Lenders will make the Senior Bridge Loans on the Closing Date in a single drawing. Amounts borrowed under the Senior Bridge Facility that are repaid or prepaid may not be reborrowed.

Guarantees:
Subject to the Funds Certain Provisions, each existing and subsequently acquired or organized guarantor of the Borrowers’ obligations under the Existing Credit Agreement (each, a “Guarantor” and, collectively, the “Guarantors”) will guarantee (the “Guarantees”) the Senior Bridge Loans on a senior unsecured basis, subject to the same exceptions and limitations applicable to such Guarantors’ guarantees of the Borrowers’ obligations under the Existing Credit Agreement. The Guarantees will be automatically released upon release of the corresponding

_______________________

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto guarantees of such obligations under the Existing Credit Agreement or the other indebtedness that triggered the obligation to give a Guarantee; provided that such released Guarantees shall be reinstated if such released Guarantors are required to subsequently guarantee obligations under the Existing Credit Agreement or such other indebtedness.

Security:	None.

Interest Rates:
The Senior Bridge Loans shall bear interest, reset quarterly, at the rate of the Adjusted LIBOR plus 4.25% per annum (the “Interest Rate”) and such spread over Adjusted LIBOR shall automatically increase by 0.50% for each period of three months (or portion thereof) after the Closing Date that Senior Bridge Loans are outstanding; provided, however, that the interest rate determined in accordance with the foregoing shall not exceed the Total Bridge Loan Cap (as defined in the Fee Letter) (excluding interest at the default rate as described below).

“Adjusted LIBOR” on any date, means the greater of (i) 0.75% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month period appearing on the LIBOR 01 page published by Reuters two business days prior to such date.
Upon the occurrence of a Demand Failure Event (as defined in the Fee Letter), the outstanding Senior Bridge Loans shall automatically begin to accrue interest at the Total Bridge Loan Cap.

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the Interest Rate.

Conversion and Maturity:
Any outstanding amount under the Senior Bridge Loans will be required to be repaid on the earlier of (a) the closing date(s) of any permanent financing(s), but only to the extent of the net cash proceeds realized therefrom, and (b) the one year anniversary of the initial funding date of the Senior Bridge Loans (the “Bridge Loan Maturity Date”); provided, however, that if the Borrowers have failed to raise permanent financing before the date set forth in (b) above, the Senior Bridge Loans shall be converted, subject to the conditions outlined under “Conditions to Conversion” on Annex C-I hereto, to a senior unsecured term loan facility (the

“Senior Extended Term Loans”) with a maturity of seven years after the Conversion Date (as defined in Annex C-I hereto). At any time or from time to time on or after the Conversion Date, upon reasonable prior written notice from the Bridge Lenders and in a minimum principal amount of at least $100.0 million (or such lesser principal amount as represents all outstanding Senior Extended Term Loans), the Senior Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Exchange Notes”) having an equal principal amount and having the terms set forth in Annex C-II hereto.
The Senior Extended Term Loans will be governed by the provisions of the Senior Bridge Documentation (as defined below) and will have the same terms as the Senior Bridge Loans except as expressly set forth in Annex C-I hereto. The Senior Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex C-II hereto.

Mandatory Prepayments:
The Borrowers will prepay the Senior Bridge Loans at par (without premium or penalty), together with accrued interest to the prepayment date, with any of the following: (i) the net proceeds from the issuance of the Securities (as defined in the Fee Letter); (ii) subject to prepayment requirements under the Existing Credit Agreement and certain customary and other exceptions, the net proceeds from any other indebtedness for borrowed money (including subordinated indebtedness) incurred by Parent and its restricted subsidiaries; (iii) the net cash proceeds from the issuance of equity interests by, or equity contributions to, Parent (other than equity contributed pursuant to employee stock plans); and (iv) subject to certain customary and other exceptions, thresholds and reinvestment rights to be agreed upon and prepayment requirements under the Existing Credit Agreement, the net proceeds from non-ordinary course asset sales by, and casualty events related to the property of, Parent or any of its restricted subsidiaries (including sales of equity interests of any restricted subsidiary of the Parent).

Voluntary Prepayments:
The Senior Bridge Loans may be prepaid at par prior to the Bridge Loan Maturity Date, in whole or in part (without premium or penalty), upon written notice, at the option of the Borrowers, at any time, together with accrued interest to the prepayment date and break funding payments, if applicable.

Change of Control:
In the event of a Change of Control (to be defined in a manner consistent with the Existing Credit Agreement), each Bridge Lender will have the right to require the Borrowers, and the Borrowers must offer, to prepay at par the outstanding principal amount of the Senior Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment.
Assignments and

Participations:
The Bridge Lenders shall have the right to assign their interest in the Senior Bridge Loans in whole or in part without the consent of the Borrowers (other than to Disqualified Institutions); provided, however, that (i) prior to the date that is one year after the Closing Date and unless a Demand Failure Event in respect of the Senior Bridge Loans has occurred or a payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrowers shall be required with respect to any assignment (such consent not to be unreasonably withheld, delayed or conditioned) if, subsequent thereto, the Initial Lenders and the Additional Agents (together with their respective affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Senior Bridge Loans and (ii) the Borrowers shall be notified of such assignment. For any assignments for which the Borrowers’ consent is required, such consent shall be deemed to have been given if the Borrowers have not responded within ten business days of a request for such consent.

The Bridge Lenders shall have the right to participate their interest in the Senior Bridge Loans without restriction, other than customary voting limitations and, to the extent the list of Disqualified Institutions is made available to all Bridge Lenders to Disqualified Institutions. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to cost and yield protection, subject to customary limitations and restrictions.

Documentation:
The definitive credit documentation for the Senior Bridge Facility (the “Senior Bridge Documentation”) will be based on senior bridge facilities documentation for similarly-situated credits, as modified to (i) reflect the terms and conditions set forth herein and in the Commitment Letter (as modified by the “flex” provisions of the Fee Letter), (ii) take account of differences related to the operational requirements of BV Borrower, the Parent, the Acquired Business and their respective subsidiaries in light of their size, industries, businesses, business practices (after giving effect to the Transaction) and then prevailing market conditions at the time of syndication of the Senior Bridge Facility and (iii) operational and administrative changes reasonably required by the Bridge Facility Administrative Agent, the definitive terms of which will be negotiated in good faith (the “Bridge Documentation Principles”). Notwithstanding the foregoing, the Senior Bridge Documentation will contain only those conditions to borrowing, mandatory repayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet, Section 5 of the Commitment Letter (subject to the Funds Certain Provisions) and in Exhibit D to the Commitment Letter (subject to modification in accordance with the “flex” provisions of the Fee Letter).
Conditions Precedent

to Borrowing:	The conditions precedent in Section 5 of the Commitment Letter and on Exhibit D to the Commitment Letter, subject in each case to the Funds Certain Provisions.
Representations and

Warranties:
The Senior Bridge Documentation will contain representations and warranties relating to the Parent and its subsidiaries substantially similar to those contained in the Existing Credit Agreement, with such changes as are appropriate to reflect the bridge loan nature of the Senior Bridge Loans (and in any event such representations and warranties shall be no more restrictive to the Parent and its subsidiaries than those set forth in the Existing Credit Agreement).

Covenants:
The Senior Bridge Documentation will contain affirmative and incurrence-based negative covenants relating to the Borrower and its restricted subsidiaries consistent, to the extent applicable, with those contained in the Existing Credit Agreement and, in addition, a securities demand covenant consistent with the provision contained in the Fee Letter. In no event will the covenants be more restrictive to the Parent and BV Borrower and its restricted subsidiaries than those set forth in the Existing Credit Agreement; provided that the negative covenants governing debt incurrence and restricted payments shall be more restrictive than that applicable to the Existing Credit Agreement prior to the Conversion Date. The Senior Bridge Documentation shall not contain any financial maintenance covenants.

Events of Default:
Customary for transactions of this type and in no event less favorable to the Parent and its restricted subsidiaries than those set forth in the Existing Credit Agreement, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, monetary judgments in an amount in excess of $50.0 million, cross acceleration of and failure to pay at final maturity other indebtedness aggregating an amount in excess of $50.0 million, subject to, in certain cases, customary thresholds, notice and grace periods.

Voting:	Amendments and waivers of the Senior Bridge Documentation will require the approval of Bridge Lenders holding at least a majority of the outstanding Senior Bridge Loans, except that the consent of each affected Bridge Lender will be required for, among other things, (i) reductions of principal, interest rates or fees, (ii) extensions of the Bridge Loan Maturity Date, (iii) additional restrictions on the right to exchange Senior Extended Term Loans for Senior Exchange Notes or any amendment of the rate of such exchange or (iv) any amendment to the Senior Exchange Notes that requires (or would, if any Senior Exchange Notes were outstanding, require) the approval of all holders of Senior Exchange Notes.

Cost and Yield Protection:	Substantially consistent with the Existing Credit Agreement.
Expenses and

Indemnification:	Substantially consistent with the Existing Credit Agreement.
Governing Law and
Forum; Submission to

Exclusive Jurisdiction:
All Senior Bridge Documentation shall be governed by the internal laws of the State of New York (except guarantees that the Bridge Facility Administrative Agent determines should be governed by local or foreign law). The Borrowers and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Bridge Facility Administrative Agent requires submission to any other jurisdiction in connection with the enforcement of any judgment).

Counsel to the Bridge
Facility Administrative
Agent and the Lead

Bridge Arrangers:	Cahill Cordon & Reindel LLP.

ANNEX C-I
Senior Extended Term Loans

Borrowers:	Same as Senior Bridge Loans.

Guaranties:	Same as Senior Bridge Loans.

Security:	None.

Facility:
Subject to “Conditions to Conversion” below, the Senior Bridge Loans will convert into senior unsecured extended loans (the “Senior Extended Term Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Senior Bridge Loans on the one year anniversary of the Closing Date (the “Conversion Date”). Subject to the conditions precedent set forth below, the Senior Extended Term Loans will be available to the Borrowers to refinance the Senior Bridge Loans on the Conversion Date. The Senior Extended Term Loans will be governed by the Senior Bridge Documentation and, except as set forth below, shall have the same terms as the Senior Bridge Loans.

Maturity:	Seven years from the Conversion Date (the “Final Maturity Date”).

Interest Rate:	The Senior Extended Term Loans shall bear interest, payable in cash semi-annually, in arrears at a fixed rate per annum equal to the Total Bridge Loan Cap.
Covenants, Events of

Default and Prepayments:
From and after the Conversion Date, the covenants, events of default and mandatory prepayment provisions applicable to the Senior Extended Term Loans will conform to those applicable to the Senior Exchange Notes (described on Annex C-II), except with respect to the right to exchange Senior Extended Term Loans for Senior Exchange Notes and others to be agreed; provided that the optional prepayment provisions applicable to the Senior Bridge Loans shall remain applicable to the Senior Extended Term Loans.

Conditions to Conversion:
One year after the Closing Date, unless (A) the Parent, a Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding or (B) there exists a payment default (whether or not matured) with respect to the Senior Bridge Loans or any fees payable thereunder, the Senior Bridge Loans shall convert into the Senior Extended Term Loans; provided, however, that if an event described in clause (B) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Senior Bridge Documentation has not expired, the Conversion Date shall be

C-I-1

deferred until the earlier to occur of (i) the cure of such event or (ii) the expiration of any applicable grace period.

C-I-2

Senior Exchange Notes

Issuers:	Same as Borrowers under Senior Extended Term Loans.

Guarantees:	Same as Senior Extended Term Loans.

Maturity:	Seven years from the Conversion Date.

Security:	None.

Interest Rate; Redemption:
Each Senior Exchange Note will bear interest, payable in cash semi-annually in arrears, at a fixed rate per annum equal to the Total Bridge Loan Cap. Except as set forth below, the Senior Exchange Notes will be non-callable until the third anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to three-fourths of the coupon of the Senior Exchange Notes, declining ratably to par on the date that is two years prior to maturity of the Senior Exchange Notes. The Senior Exchange Notes will provide for mandatory repurchase offers customary for publicly traded high yield debt securities.

Prior to the third anniversary of the Closing Date, the Borrowers may redeem up to 40 % of such Senior Exchange Notes with the proceeds from an equity offering at a redemption price equal to par plus accrued interest plus a premium equal to 100% of the coupon in effect on such Senior Exchange Notes.
Prior to the third anniversary of the Closing Date, the Borrowers may redeem such Senior Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points plus accrued interest.
Prior to a Demand Failure Event, any Senior Exchange Notes held by the Initial Lenders, the Additional Agents (if any) or their respective affiliates (other than (x) asset management affiliates purchasing Senior Exchange Notes in the ordinary course of their business as part of a regular distribution of the Senior Exchange Notes (“Asset Management Affiliates”) and (y) Senior Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities), shall be prepayable and/or subject to redemption in whole or in part at par plus accrued interest on a non-ratable basis so long as such Senior Exchange Notes are held by them.
Offer to Repurchase Upon

a Change of Control:	The Issuers will be required to make an offer to repurchase the Senior Exchange Notes following the occurrence of a “change of

C-I-3

control” (to be defined in a manner consistent with the BV Borrower’s 4.875% Senior Notes due 2023 (the “2023 Notes”)) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase; provided that Senior Exchange Notes held by the Initial Lenders, the Additional Agents (if any) or their respective affiliates (other than Asset Management Affiliates or Senior Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities) shall be subject to prepayment at par, plus accrued and unpaid interest to the date of repurchase.
Defeasance and Discharge

Provisions:	Substantially consistent with the 2023 Notes.

Modification:	Substantially consistent with the 2023 Notes.
Right to Transfer

Exchange Notes:	Substantially consistent with the 2023 Notes.
Covenants and

Events of Default:
The indenture governing the Senior Exchange Notes will include provisions customary for an indenture governing publicly traded investment grade debt securities issued by issuers of comparable creditworthiness and taking into account then prevailing market conditions (including in respects of baskets and carveouts to such covenants), and shall be no more restrictive than those contained in the 2023 Notes.

C-I-4

EXHIBIT D
Project Salient
Additional Conditions Precedent
Capitalized terms used in this Exhibit D but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in the other Exhibits to the Commitment Letter.
The initial borrowing under the Facilities shall be subject to the following additional conditions precedent:
1.    Subject to the Funds Certain Provisions, the execution and delivery of definitive Credit Documentation consistent with the terms of the Commitment Letter and the Term Sheets. Subject to the Funds Certain Provisions, the Term Loan Administrative Agent shall have a perfected security interest in the assets of the Target and any subsidiary thereof that would qualify as a “Guarantor” (as defined in the Existing Credit Agreement).
2.    Substantially concurrently with the initial funding under the Facilities, the Acquisition shall be consummated in accordance with the terms and conditions of the Share Purchase Agreement among you and Shrader International Inc. dated as of August 15, 2014 (including, but not limited to, all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver permitted below, the “Acquisition Agreement”) and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, nor any consent granted, by you, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders (in their capacities as such) in any material respect, without the prior written consent of the Agents (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any alteration, amendment, change, supplement, waiver or consent that (a) increases the purchase price in respect of the Acquisition shall not be deemed to be adverse to the interests of the Lenders in any material respects, so long as such increase (other than the purchase price adjustment pursuant to the express terms of the Acquisition Agreement) is funded solely by the issuance of common equity or funded by cash on hand and (b) decreases the purchase price in respect of the Acquisition by 10% or more other than (i) the purchase price adjustment pursuant to the express terms of the Acquisition Agreement and (ii) any such reduction that reduces the Term Loan Facility on a dollar for dollar basis, shall be deemed to be adverse to the interest of the Lenders in a material respect). The Refinancing shall have been consummated, or, substantially concurrently with the initial funding under the Facilities, shall be consummated.
3.    The Lenders shall have received (1) customary legal opinions from counsel in form, scope and substance reasonably acceptable to the Agents, (2) a solvency certificate from a director of the BV Borrower substantially in the form of Exhibit Q to the Existing Credit Agreement and (3) customary closing and, to the extent relevant, good standing (of the jurisdiction of organization) certificates and a customary notice of borrowing, in each case subject to the Funds Certain Provisions.

D-1

4.    The Lead Arrangers shall have received (1) (i) the audited consolidated balance sheets of August Cayman Intermediate Holdco, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“August Cayman Intermediate”) and its Subsidiaries (as defined in the Acquisition Agreement) as of December 31, 2013 and December 31, 2012, (ii) the audited consolidated statements of operations, statements of comprehensive loss and statements of cash flows for the year ended December 31, 2013 for August Cayman Intermediate and its Subsidiaries (as defined in the Acquisition Agreement), the period from April 28, 2012 through December 31, 2012 for August Cayman Intermediate and its Subsidiaries (as defined in the Acquisition Agreement) and the period from January 1, 2012 through April 27, 2012 for the Company Entities (as defined in the Acquisition Agreement) or the Business (as defined in the Acquisition Agreement) and (iii) the unaudited consolidated balance sheet of August Cayman Intermediate and its Subsidiaries (as defined in the Acquisition Agreement) as of June 28, 2014 and (2) unaudited consolidated balance sheets and related statements of income and cash flows of August Cayman Intermediate and its Subsidiaries (as defined in the Acquisition Agreement) for the fiscal quarter ended June 28, 2014 and each fiscal quarter ended thereafter and at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year). The Agents shall have received customary pro forma financial information for use in a customary confidential information memorandum for senior secured term loan financings. The Agents confirm that they have received in a satisfactory form and substance the financial statements required under clause (1) above.
5.    With respect to the Senior Bridge Facility, the Borrowers shall have engaged one or more investment banks reasonably satisfactory to the Lead Bridge Arrangers (collectively, the “Investment Bank”) (it being understood and agreed that Barclays Capital Inc. and Morgan Stanley & Co. LLC are acceptable to the Lead Bridge Arrangers) to sell or place the Senior Notes and shall ensure that (a) the Investment Bank and the Lead Bridge Arrangers each shall have received, not later than 15 consecutive business days prior to the Closing Date (or such shorter time as may be agreed by the Lead Bridge Arrangers and the Investment Bank) a draft preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, the “Offering Documents”) suitable for use in a customary “high-yield road show” relating to the Senior Notes and substantially similar to the applicable 2023 Notes Offering Documents, in each case, which contains all financial statements and other data (but in the case of the Target and its subsidiaries, no more than the financials required under paragraph 4 above) to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, unless otherwise agreed, and, except as otherwise agreed by the Investment Bank, all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Senior Notes (in each case other than Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Item 402 of Regulation S-K and subject to exceptions customary for a Rule 144A offering), or that would be necessary for the Investment Bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from Parent’s independent accountants and the independent accountants for the Target in connection with the offering of the Senior Notes (and the Borrowers shall have made commercially reasonable efforts to arrange for the delivery of such

D-2

comfort or, if no Senior Notes were issued, a draft thereof) (“Required Notes Information”)) and (b) the Investment Bank shall have been afforded a period of at least 15 consecutive business days following receipt of an Offering Document (or such shorter time as may be agreed by the Lead Bridge Arrangers and the Investment Bank) including the information described in clause (a) above, to seek to place the Senior Notes with qualified purchasers thereof; provided, that the entirety of such period shall not include November 28, 2014 and shall occur prior to December 22, 2014 or after January 5, 2015.
If you shall in good faith reasonably believe that you have delivered the Required Notes Information, you may deliver to the Lead Bridge Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Notes Information on the date such notice is received, unless the Lead Bridge Arrangers in good faith reasonably believe that you have not completed delivery of such Required Notes Information and, within three business days after its receipt of such notice from you, the Lead Bridge Arrangers deliver a written notice to you to that effect (stating with specificity what Required Notes Information you have not delivered).
6.    With respect to the Senior Bridge Facility, there shall be no Default or Event of Default (as defined in the Existing Credit Agreement) that has occurred and is continuing as of the date hereof.
7.    With respect to the Term Loan Facility, if the Term Loan Facility is incurred as an incremental facility under the Existing Credit Agreement, the conditions set forth in Section 2.14(b) of the Existing Credit Agreement shall have been satisfied so as to permit the incurrence of the Term Loans.
8.    To the extent invoiced at least two business days prior to the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter, payable to each Agent (and counsel thereof) and the Lenders shall have been paid to the extent due.
9.    The Agents shall have received, at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, to the extent requested in writing at least 10 days prior to the Closing Date.
10.    The Specified Representations and the Acquisition Agreement Target Representations shall be true and correct in all material respects (unless already qualified by materiality, in which case such representation shall be true and correct in all respects).

D-3